Exhibit 99.03
Southern Company
Significant Factors Impacting EPS

	Three Months Ended June			Year-to-Date June
	2016	2015	Change	2016	2015	Change
Consolidated Earnings Per Share–
As Reported (See Notes)	$0.68	$0.69	$(0.01)	$1.21	$1.25	$(0.04)

Significant Factors:
Traditional Electric Operating Companies			$0.06			$0.05
Southern Power			0.05			0.06
Parent Company and Other			(0.10)			(0.13)
Increase in Shares			(0.02)			(0.02)
Total–As Reported			$(0.01)			$(0.04)

	Three Months Ended June			Year-to-Date June
	2016	2015	Change	2016	2015	Change
Consolidated Earnings Per Share–
Excluding Items (See Notes)	$0.74	$0.71	$0.03	$1.32	$1.28	$0.04

Total–As Reported			$(0.01)			$(0.04)
Estimated Loss on Kemper IGCC[1]			0.01			0.04
Acquisition Costs[2]			0.03			0.05
Additional MCAR settlement costs[3]			—			(0.01)
Total–Excluding Items			$0.03			$0.04

Notes
- For the three and six months ended June 30, 2016 and 2015, dilution does not change basic earnings per share by more than 1 cent and is not material.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.

(1) The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and six months ended June 30, 2016 and 2015. Similar charges may occur with uncertain frequency.

(2) Earnings for the three and six months ended June 30, 2016 include costs related to the acquisitions of Southern Company Gas (formerly known as AGL Resources Inc.) and PowerSecure International, Inc. Further costs are expected to continue to occur in connection with the related integrations.

(3) Earnings for the three and six months ended June 30, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur. These costs were the same for the three and six months ended June 30, 2015; however, these costs on a per share basis differ between the periods due to the effects of rounding.